UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):               October 12, 2012

Joy Global Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-09299	39-1566457
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 E. Wisconsin Avenue, Suite 2780,
Milwaukee, WI 53202

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code:
414-319-8500

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Solicitation material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 2.01	Termination of a Material Definitive Agreement.
Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 12, 2012, Joy Global Inc., a Delaware corporation (the “Company”), entered into a credit agreement among the Company, as Borrower, certain of its domestic subsidiaries, as Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A., as Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank (USA), as Co-Syndication Agents,  and the lenders party thereto (the “Credit Agreement”).  The Credit Agreement provides for an aggregate revolving commitment of up to $1.0 billion and matures on November 12, 2017.  The Company also may request an increase of up to $250 million of additional aggregate revolving commitments, subject to terms and conditions contained in the Credit Agreement.

The Credit Agreement replaces the Company’s existing revolving credit agreement, dated as of October 27, 2010, among the Company, certain of its domestic subsidiaries, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and JPMorgan Chase Bank, N.A., as Syndication Agent and an L/C Issuer, and the lenders party thereto.  The prior revolving credit agreement, which had been scheduled to expire on November 3, 2014, provided a $700 million unsecured revolving credit facility.  Upon entry into the Credit Agreement, the Company used a portion of the proceeds available thereunder and cash on hand to repay the Company’s $250 million term loan credit agreement, dated as of October 31, 2011, among the Company, as Borrower, certain of its domestic subsidiaries, Bank of America, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., as Syndication Agent, and the lenders party thereto.  This prior term loan credit agreement had been scheduled to expire on June 16, 2016.  In connection with the replacement of the prior revolving credit agreement and repayment of the term loan credit agreement, all amounts outstanding under these two facilities were repaid in full.

The Credit Agreement contains terms and conditions that are substantially similar to the terms and conditions of the provisions of the Company’s other credit agreements, including the prior revolving credit agreement, except that the interest rates and fees were reduced, the maturity date was extended by three years, a covenant limiting the Company’s ability to acquire other businesses was removed, and certain other provisions were modified.  Under the terms of the Credit Agreement we pay a commitment fee ranging from 0.10% to 0.325% on the unused portion of the revolving credit facility based on our credit rating.  Eurodollar Rate Loans will bear interest for a period from the applicable borrowing date until a date one week, two weeks or one, two, three or six months thereafter, as selected by the Company, at the corresponding Eurodollar rate plus a margin of 1.00% to 2.00% depending upon the Company’s credit rating, and Base Rate Loans will bear interest from the applicable borrowing date at a rate equal to (i) the highest of (a) the federal funds rate plus 0.5%, (b) the rate of interest in effect for such day as publicly announced by Bank of America, N.A., as its “prime rate,” and (c) a daily rate equal to the one month Eurodollar rate plus 1.0%, plus (ii) a margin that varies according to the Company’s credit rating.  Swing Line Loans will bear interest at either the Base Rate described above or the Daily Floating Eurodollar Rate, which is a one-month Eurodollar rate plus the applicable margin, as selected by the Company.

In order to borrow under the Credit Agreement, certain representations and warranties of the Company and Guarantors must remain true and correct in all material respects as of the date of any credit extension.  In addition, the Company must be in compliance with specified covenants so long as any amount is outstanding under the Credit Agreement, including (i) a restriction on the incurrence of liens on the assets of the Company and the Guarantors, other than certain permitted liens, (ii) maintenance of a consolidated leverage ratio not to exceed 2.50 to 1.0 and a consolidated interest coverage ratio of at least 3.0 to 1.0 as of the end of any fiscal quarter of the Company, and (iii) restrictions on certain fundamental changes as specified in the Credit Agreement.  The failure to satisfy any of the covenants or the occurrence of other specified events that constitute an event of default could result in the acceleration of the repayment obligations of the Company under the Credit Agreement.

Bank of America, N.A., JPMorgan Chase Bank, N.A., Mizuho Corporate Bank (USA), and the lenders under the Credit Agreement, or their affiliates, have in the past provided financial services to the Company, including investment banking, commercial banking, advisory, cash management, custody and trust services, for which they have received customary fees and commissions.  These entities may provide similar services to the Company in the future.

The description of the provisions of the Credit Agreement set forth above is qualified in its entirety by reference to the full and complete terms contained in the Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

10.1
Credit Agreement, dated as of October 12, 2012, among Joy Global Inc., as Borrower, the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. as Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank (USA), as Co-Syndication Agents, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JOY GLOBAL INC.
Date: October 12, 2012	By:	/s/ James E. Agnew
James E. Agnew
Vice President, Controller
and Chief Accounting Officer
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description.

10.1
Credit Agreement, dated as of October 12, 2012, among Joy Global Inc., as Borrower, the Guarantors, Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. as Swing Line Lender and an L/C Issuer, JPMorgan Chase Bank, N.A. and Mizuho Corporate Bank (USA), as Co-Syndication Agents, and the lenders party thereto.